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                                                                     EXHIBIT 3.3



                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         THE LIGHTSPAN PARTNERSHIP, INC.


        John T. Kernan hereby certifies that:

        ONE: The original name of this corporation is The Lightspan Partnership, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is _____, 1999.

        TWO: He is the duly elected and acting Chief Executive Officer of The Lightspan Partnership, Inc., a Delaware corporation.

        THREE: The Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

                                       I.

        The name of this corporation is The Lightspan Partnership, Inc.

                                      II.

        The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

                                      III.

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

        A. The aggregate number of shares that the corporation shall have authority to issue is one hundred forty-nine million (149,000,000) which is comprised of eighty-seven million (87,000,000) shares of Common Stock each with the par value of $0.001 per share, and sixty-one million seven hundred ninety-five thousand seventy-four (61,795,074) shares of Preferred Stock each with the par value of $0.001 per share. The Preferred Stock shall be issued in five series, which shall be designated "SERIES A PREFERRED STOCK," "SERIES B PREFERRED STOCK," "SERIES C PREFERRED STOCK," "SERIES D PREFERRED STOCK" and "SERIES E PREFERRED STOCK." The Series A Preferred Stock shall consist of seven million six hundred seventeen thousand five hundred (7,617,500) shares. The Series B Preferred Stock shall consist of eleven million eight hundred sixteen thousand six hundred sixty-four (11,816,664) shares. The Series C Preferred Stock shall



                                       1.
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consist of three million three hundred sixty thousand nine hundred ten
(3,360,910) shares. The Series D Preferred Stock shall consist of seventeen million (17,000,000) shares. The Series E Preferred Stock shall consist of twenty-two million (22,000,000) shares.

        B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, by filing a certificate (a "PREFERRED STOCK DESIGNATION") pursuant to the Delaware General Corporation Law ("DGCL"), to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        C. The terms and provisions of the Preferred Stock are as follows:

               1. DEFINITIONS. For purposes of this Article, the following definitions shall apply:

                      a. "COMPANY" shall mean the corporation.

                      b. "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares or other securities (other than shares of Preferred Stock) convertible into or exchangeable for Common Stock or convertible into or exchangeable for securities that are convertible into or exchangeable for Common Stock.

                      c. "EMPLOYEE SALE" shall mean the sale or grant of any right to purchase (including any option or warrant) any shares of Common Stock to any employee, officer or director of, or consultant to, the Company pursuant to any employee, officer, director or consultant plan or agreement adopted or approved by the Board of Directors of the Company, and any exercise of any such right, net of any such rights to purchase expiring unexercised and net of any shares repurchased by the Company from employees, officers, directors or consultants at cost upon termination of employment or tenure pursuant to such agreements. Employee Sale shall also mean (in addition to the shares described in the preceding sentence) the sale or grant of any right to purchase (including any option or warrant) shares of Common Stock to any bank, equipment lessor or other similar financial institution if and to the extent that the transaction in which such sale or grant is to be made is approved by the Company's Board of Directors.

                      d. "LIQUIDATION PREFERENCE" shall mean $1.00 per share for the Series A Preferred Stock, $3.00 per share for the Series B Preferred Stock, $6.00 per share for the Series C Preferred Stock, $3.76 per share for the Series D Preferred Stock and $5.00 per share for the Series E Preferred Stock (subject to adjustment from time to time as set forth elsewhere herein).



                                       2.
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                      e. "OPTIONS" shall mean rights, options or warrants to
subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                      f. "ORIGINAL ISSUE DATE" shall mean, respectively, the dates upon which shares of each of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are first issued.

                      g. "ORIGINAL ISSUE PRICE" shall mean $1.00 per share for the Series A Preferred Stock, $3.00 per share for the Series B Preferred Stock, $6.00 per share for the Series C Preferred Stock, $3.76 per share for the Series D Preferred Stock and $5.00 per share for the Series E Preferred Stock.

                      h. "PREFERRED STOCK" shall mean, collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

               2.     DIVIDENDS.

                      a. DIVIDEND PREFERENCE. The holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, out of any assets at the time legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of this Company) on the Common Stock of this Company, at the rate of ten cents ($0.10) per share per annum for the Series A Preferred Stock, thirty cents ($0.30) per share per annum for the Series B Preferred Stock, sixty cents ($0.60) per share per annum for the Series C Preferred Stock, thirty-seven and six-tenths cents ($0.376) per share per annum for the Series D Preferred Stock and fifty cents ($0.50) per share per annum for the Series E Preferred Stock, when, as and if declared by the Board of Directors; provided, however, that the Board of Directors is under no obligation to pay dividends to such holders, and such dividends, if any, shall be noncumulative such that no rights shall accrue to the holders of the Preferred Stock as a result of the failure to declare such dividends in any prior year. Such dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. No such dividend shall be declared or paid on the Preferred Stock of any series in accordance with the preceding sentences unless dividends are simultaneously declared or paid on the Preferred Stock of each other series, and if less than the full annual dividend for each series is so declared or paid, the amounts declared and paid for each series shall be determined pro rata on the basis of the Liquidation Preferences for the shares of the respective series. If and to the extent that the Board of Directors of the Company shall declare and set aside for payment any other and further amount of cash or property (other than Common Stock of the Company) as a distribution, such distribution shall be made with equal priority to the Common Stock and the Preferred Stock, with each share of Preferred Stock of each series being treated for such purpose as if it had been converted into Common Stock at the then effective Conversion Rate for such series. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be disregarded.

                      b. PRIORITY OF DIVIDENDS. The Company shall make no Distribution (as defined below) to the holders of shares of Common Stock in any fiscal year unless and until full annual dividends shall have been paid, or declared and set apart, upon all shares of Preferred



                                       3.
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Stock of each series. The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company, or take any other action, unless the Company could, under this Section 2, purchase or otherwise acquire such shares or take such other action at such time and in such manner.

                      c. DISTRIBUTION. As used in this section, "DISTRIBUTION" means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the Company) or the purchase of shares of the Company (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors, at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, which agreements were authorized by the unanimous approval of the Board of Directors) for cash or property.

                      d. CONSENT TO CERTAIN REPURCHASES. As authorized by
Section 402.5(c) of the California Corporations Code, Sections 502 and 503 of the California Corporations Code shall not apply with respect to Distributions made by the Company in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors, at a price not greater than the amount paid by such persons for such shares, upon termination of their employment or services pursuant to agreements providing for the right of said repurchase upon the unanimous approval of the Board of Directors.

               3.     LIQUIDATION RIGHTS.

                      a. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, out of the assets of the Company, the Liquidation Preference specified for each share of Preferred Stock then held by them plus an amount equal to all declared and unpaid dividends thereon, if any, to the date that payment is made, before any payment shall be made or any assets distributed to the holders of Common Stock.

                      b. PRIORITY. If upon the liquidation, dissolution or winding up of the Company, the assets to be distributed among the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full Liquidation Preference for their shares, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the numbers of shares of Preferred Stock of each series held by them multiplied by the Liquidation Preference for the shares of such series of Preferred Stock.

                      c. REMAINING ASSETS. After the payment to the holders of Preferred Stock of the full preferential amounts specified herein, any remaining assets of the Company shall be distributed ratably to the holders of the Company's capital stock then outstanding, with each share of Preferred Stock of each series being treated for such purpose as if it had been converted into Common Stock at the then effective Conversion Rate for such series. For such purpose, all shares of Preferred Stock of each series held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be disregarded.



                                       4.
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                      d. REORGANIZATION. Notwithstanding anything else in these
Articles of Incorporation, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include, (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, whether of the Company with or into any other corporation or corporations or of any other corporation or corporations with or into the Company but excluding any merger effected exclusively for the purpose of changing the domicile of the Company); or (b) a sale of all or substantially all of the assets of the Company; provided, however, that a consolidation or merger as a result of which the holders of capital stock of the Company immediately prior to such merger or consolidation possess (by reason of such holdings) 50% or more of the voting power of the Company surviving such merger or consolidation (or other corporation which is the issuer of the capital stock into which the capital stock of the Company is converted or exchanged in such merger or consolidation) shall not be treated as a liquidation, dissolution or winding up of the Company within the meaning of this Section 3.

               4. CONVERSION. The holders of the Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

                      a. RIGHT TO CONVERT. Each share of Preferred Stock shall be convertible, without payment of additional consideration, into shares of Common Stock, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Preferred Stock. Each share of Series A Preferred Stock shall be converted into that number of fully-paid and nonassessable shares of Common Stock that is determined by dividing $1.00 by the appropriate Conversion Price (as hereinafter defined). Each share of Series B Preferred Stock shall be convertible into that number of fully paid and nonassessable shares of Common Stock that is determined by dividing $3.00 by the appropriate Conversion Price (as hereinafter defined). Each share of Series C Preferred Stock shall be convertible into that number of fully paid and nonassessable shares of Common Stock that is determined by dividing $6.00 by the appropriate Conversion Price (as hereinafter defined). Each share of Series D Preferred Stock shall be convertible into that number of fully paid and nonassessable shares of Common Stock that is determined by dividing $3.76 by the appropriate Conversion Price (as hereinafter defined). Each share of Series E Preferred Stock shall be convertible into that number of fully paid and nonassessable shares of Common Stock that is determined by dividing $5.00 by the appropriate Conversion Price (as hereinafter defined). The initial Conversion Price for the Series A Preferred Stock shall be $2.00, and shall be subject to adjustment as provided herein. The initial Conversion Price for the Series B Preferred Stock shall be $6.00, and shall be subject to adjustment as provided herein. The initial Conversion Price for the Series C Preferred Stock shall be $7.52, and shall be subject to adjustment as provided herein. The initial Conversion Price for the Series D Preferred Stock shall be $7.52, and shall be subject to adjustment as provided herein. The initial Conversion Price for the Series E Preferred Stock shall be $10.00, and shall be subject to adjustment as provided herein. (The number of shares of Common Stock into which each share of Preferred Stock may be converted is hereinafter referred to as the "CONVERSION RATE" for each such series.) Upon any decrease or increase in the Conversion Price or the Conversion Rate for a series, as described in this Section 4, the Conversion Rate or Conversion Price for such series, as the case may be, shall be appropriately increased or decreased.



                                       5.
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                      b. AUTOMATIC CONVERSION. Each share of Preferred Stock
shall automatically be converted into shares of Common Stock at the then effective Conversion Rate for such share immediately upon the consummation of a firm commitment underwritten public offering of Common Stock on Form S-1, provided that the aggregate gross proceeds to the Company are not less than $20,000,000 (a "QUALIFYING PUBLIC OFFERING").

                      c. MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions) issuable upon conversion of shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated for the purpose of determining whether the conversion would result in the issuance of any fractional share. If, after aggregation, the conversion would result in the issuance of a fractional share of Common Stock, the Company shall, in lieu of issuing any fractional shares to which the holder would otherwise be entitled, pay a sum of cash equal to the then fair market value of such fractional share as determined in good faith by the Board of Directors of the Company. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to paragraph 4(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided further, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

        The Company shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities.



                                       6.

               d.     ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES.

                      (i) SPECIAL DEFINITION. For purposes of this paragraph 4(d), "ADDITIONAL SHARES OF COMMON" shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Company after the Original Issue Date of a particular series of Preferred Stock, other than:

                             (a) shares of Common Stock issued or issuable upon
conversion of shares of Preferred Stock;

                             (b) shares of Common Stock issued or issuable
pursuant to the exercise or conversion of Series A Preferred Stock Purchase Warrants, Series B Preferred Stock Purchase Warrants, Series C Preferred Stock Purchase Warrants, Series D Preferred Stock Purchase Warrants, Series E Preferred Stock Purchase Warrants or any warrants or shares of capital stock assumed or issued by the Company in any acquisition of another business or entity;

                             (c) shares of Common Stock issued or issuable in an
Employee Sale; and

                             (d) shares of Common Stock issued or issuable as a
dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(d)(vi) or (vii) hereof.

                      (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price of a particular share of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Company is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Preferred Stock. No adjustment in the Conversion Price otherwise required by this paragraph 4 shall affect any shares of Common Stock issued upon conversion of Preferred Stock prior to such adjustment.

                      (iii) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON.

                             (a) OPTIONS AND CONVERTIBLE SECURITIES. In the
event the Company at any time or from time to time after the Original Issue Date of a particular series of Preferred Stock shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or exercise of such Options, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph 4(d)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price



                                       7.
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of such series of Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                      (1) no further adjustment in the Conversion Price of such series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                      (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of such series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                      (3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of such series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of such Series of Preferred Stock on the original adjustment date, or (ii) the Conversion Price of such Series of Preferred Stock that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date;

                      (4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

                             i) in the case of Convertible Securities or Options
for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

                             ii) in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to paragraph



                                       8.

4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

                                         (5) if such record date shall have been
fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Prices which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Prices shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

                                    (b) STOCK DIVIDENDS. In the event the
Company at any time or from time to time after the Original Issue Date of a particular series of Preferred Stock shall declare or pay any dividend on the Common Stock payable in Common Stock, and with respect to which no similar Common Stock dividend is to be distributed to holders of such series of Preferred Stock, then and in any such event, Additional Shares of Common shall be deemed to have been issued immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend.

                             (iv) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE
OF ADDITIONAL SHARES OF COMMON. In the event this Company shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price for any series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for such series of the Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock and Preferred Stock outstanding immediately prior to such issue (without counting as outstanding any Options or Convertible Securities) plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock and Preferred Stock outstanding immediately prior to such issue (without counting as outstanding any Options or Convertible Securities) plus the number of such Additional Shares of Common so issued.

                             (v) DETERMINATION OF CONSIDERATION. For purposes of
this subsection 4(d), the consideration received by the Company for the issue of any Additional Shares of Common shall be computed as follows:

                                    (a) CASH AND PROPERTY. Such consideration
shall:

                                         (1) insofar as it consists of cash, be
computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any Additional Shares of Common;



                                       9.

                                         (2) insofar as it consists of property
other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                                         (3) in the event Additional Shares of
Common are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board.

                                    (b) OPTIONS AND CONVERTIBLE SECURITIES. The
consideration per share received by the Company for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii)(a), relating to Options and Convertible Securities, shall be determined by dividing

        (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in subparagraph (a) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

        (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                                    (c) STOCK DIVIDENDS. Any Additional Shares
of Common deemed to have been issued relating to stock dividends shall be deemed to have been issued for no consideration.

                             (vi) ADJUSTMENTS FOR SUBDIVISIONS OR COMBINATIONS
OF COMMON. In the event the outstanding shares of Common Stock shall be subdivided (by stock split or otherwise than by payment of a dividend in Common Stock), into a greater number of shares of Common Stock, the Conversion Price for each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

                             (vii) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE
AND SUBSTITUTION. Subject to Section 3(d) above ("LIQUIDATION RIGHTS"), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for



                                      10.

above), the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of the Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification.

               e. NO IMPAIRMENT. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

               f. CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

               g. NOTICES OF RECORD DATE. In the event that this Company shall propose at any time:

                      (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                      (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                      (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                      (iv) to merge with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

        then, in connection with each such event, this Company shall send to the holders of the Preferred Stock at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above.



                                      11.

        Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of this Company.

                      h. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               5. REDEMPTION. Subject to the provisions of this Section 5, the Company may redeem, at the applicable Redemption Price (defined below) and ratably among the holders of the then outstanding Preferred Stock to be redeemed, all or any portion of the Consenting Preferred (as defined below) outstanding on the Redemption Date (defined below). As more fully set forth below in Section 5(a), in order to redeem any shares of Preferred Stock, the Company shall give notice pursuant to this Section 5 to all holders of the then outstanding Preferred Stock of all series at the address of each such holder appearing on the books of the Company or given by such holder to the Company for the purpose of notice. Any such notice, however, shall be effective (and the Company shall have the right to redeem any shares of Preferred Stock) only as follows: (i) with respect to shares of Series A Preferred Stock, the Company shall have the right to redeem such shares of Series A Preferred Stock (ratably and with equal priority among each holder thereof), only with the written consent of holders of not less than a majority of such shares of Series A Preferred Stock, voting separately as a single class, (ii) with respect to shares of Series B Preferred Stock, the Company shall have the right to redeem such shares of Series B Preferred Stock (ratably and with equal priority among each holder thereof), only with the written consent of holders of not less than 57% of such shares of Series B Preferred Stock, voting separately as a single class, (iii) with respect to shares of Series C Preferred Stock, the Company shall have the right to redeem such shares of Series C Preferred Stock (ratably and with equal priority among each holder thereof), only with the written consent of holders of not less than a majority of such shares of Series C Preferred Stock, voting separately as a single class, (iv) with respect to shares of Series D Preferred Stock, the Company shall have the right to redeem such shares of Series D Preferred Stock (ratably and with equal priority among each holder thereof), only with the written consent of holders of not less than a majority of such shares of Series D Preferred Stock, and (v) with respect to shares of Series E Preferred Stock, the Company shall have the right to redeem such shares of Series E Preferred Stock (ratably and with equal priority among each holder thereof), only with the written consent of holders of not less than a majority of such shares of Series E Preferred Stock, voting separately as a single class. In the event that the appropriate consents for redemption have been obtained from the holders of each of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, all of such shares of Preferred Stock shall be referred to hereinafter as "CONSENTING PREFERRED". The right of redemption contained in this Section 5 shall not be exercised with respect to any series of Preferred Stock prior to the fifth anniversary of the Original Issue Date of the Series E



                                      12.

Preferred Stock, but may be exercised at any time and from time to time thereafter. No such notice of redemption shall be effective if and to the extent that the Company, at the date of such redemption, shall be prohibited by applicable law from effecting such redemption.

                      a. NOTICE. If the Company determines to effect a redemption, it shall give not less than 60 days prior written notice to all holders of the Preferred Stock that up to a specified percentage of the outstanding shares of the Preferred Stock shall be redeemed on the date specified in such notice (the "REDEMPTION DATE") at the applicable Redemption Price, which shall equal the Original Issue Price per share, as adjusted for any stock split, reverse or similar recapitalization with respect to such shares, plus any declared and unpaid dividends on the Preferred Stock (the "REDEMPTION PRICE"). The notice shall further call upon such holders to surrender to the Company on or before the Redemption Date, at the place designated in the notice, such holder's certificate or certificates representing the shares of Preferred Stock to be redeemed. On or after the Redemption Date, each holder of shares of Consenting Preferred called for redemption shall surrender the certificate or certificates evidencing such shares to the Company, at the place designated in such notice and shall thereupon be entitled to receive payment of the appropriate Redemption Price. The Company shall be under no obligation to redeem shares of Preferred Stock (i) for which no stock certificate or affidavit of lost stock certificate is surrendered or (ii) to the extent that any such redemption would be in violation of applicable law.

                      b. CESSATION OF RIGHTS. From and after the Redemption Date, unless there shall have been a default in payment of the appropriate Redemption Price, all rights of the holders of shares of the Preferred Stock designated and called for redemption in the redemption notice (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be outstanding for any purpose whatsoever. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein.

                      c. DEPOSIT OF REDEMPTION PRICE. Two days prior to the Redemption Date, the Company shall deposit in cash the Redemption Price of all outstanding shares of the Preferred Stock designated for redemption in the redemption notice, and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, the Company shall deposit irrevocable instructions and authority to such bank or trust company to pay, on and after the Redemption Date, the Redemption Price of the Preferred Stock to the holders thereof upon surrender of their certificates. Any monies deposited by the Company pursuant to this Section 5(c) for the redemption of shares that are thereafter converted into shares of Common Stock pursuant to Section 4 above no later than the close of business on the Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any monies deposited by the Company pursuant to this Subsection 5(c) remaining unclaimed at the expiration of six (6) months following the Redemption Date shall thereafter be returned to the Company, provided that the shareholder to which such monies would be payable hereunder shall be entitled, upon proof of its ownership of the Preferred Stock and payment of any bond requested by the Company, to receive such monies but without interest from the Redemption Date.



                                      13.

               6. VOTING. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

                      a. PREFERRED STOCK. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock held by such holder of Preferred Stock could then be converted. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. The holders of the Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

                      b. COMMON STOCK. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

                      c. ELECTION OF DIRECTORS. The holders of the Series A Preferred Stock, voting separately as a single class, shall be entitled to elect two (2) directors. The holders of the Series B Preferred Stock, voting separately as a single class, shall be entitled to elect three (3) directors. The holders of the Series C Preferred Stock, voting separately as a single class, shall be entitled to elect one (1) director. The holders of the Series D Preferred Stock, voting separately as a single class, shall be entitled to elect two (2) directors. The holders of Common Stock, voting separately as a single class, shall be entitled to elect two (2) directors. Any vacancy among the directors to be elected by any class or series of Preferred Stock or Common Stock shall be filled, if by the Board of Directors, only at the written direction of the holders of the class or series entitled to elect the directors as to whom a vacancy has arisen, or, if by the shareholders, by the shareholders of the class or series entitled to elect such directors. A meeting of shareholders to fill any such vacancy shall promptly be called upon request of holders of not less than 25% of the shares of such class or series (as applicable) entitled to elect the directors as to whom a vacancy has arisen. In the event the Bylaws of the Company provide for more than ten (10) directors to be elected, such additional directors shall be elected by the holders of the Common Stock and the Preferred Stock, voting together as a single class.

               7.     AMENDMENTS AND CHANGES.

                      a. NO SERIES VOTING. Other than as provided in these Amended and Restated Articles of Incorporation or by law, there shall be no series voting.

                      b. APPROVAL BY CLASS. As long as any of the Preferred Stock shall be issued and outstanding, the Company shall not, without first obtaining the approval (by vote or consent as provided by law) of the holders of not less than a majority of the total number of shares of the Preferred Stock then outstanding (considered together for such purpose as a single class):

                             (i) amend or repeal any provision of, or add any
provision to, the Company's Amended and Restated Articles of Incorporation or Bylaws;



                                      14.

                             (ii) authorize, create or issue shares of any class
or series of stock having any preference or priority superior to or on a parity with any such preference or priority of the Preferred Stock;

                             (iii) enter into any transaction or series of
related transactions, as a result of which voting control of the Company shall have passed to another person or entity (or group of related persons or entities);

                             (iv) increase or decrease (other than for decreases
resulting from conversion of the Preferred Stock) the number of authorized shares of Preferred Stock;

                             (v) issue, at any time prior to the second
anniversary of the Original Issue Date of the Series E Preferred Stock, any Additional Shares of Common if such issuance would result in an adjustment of the Conversion Price of the Series E Preferred Stock pursuant to Section 4(d)(iv) above;

                             (vi) effect a fundamental change in the Company's
business strategy as set forth in the Company's Business Plan dated February 1999; or

                             (vii) amend this Subsection 7(b).

        For purposes of clause (i) of this Section 7(b), such an amendment shall be deemed to occur upon the conversion or exchange of the Preferred Stock in any reorganization into or for securities of any other corporation or cash or property other than preferred stock having like rights, preferences, privileges and powers as, and like restrictions provided for the benefit of, the Preferred Stock. Like preferences shall be deemed to include the right to convert such preferred stock into the kind and amount of securities, cash or other property receivable in such reorganization by a holder of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization. Notwithstanding anything herein to the contrary, no separate series vote of the Preferred Stock shall be necessary to approve any consolidation, merger or sale deemed to be, and treated as, a liquidation, dissolution or winding up under Section 3(d).

               8. NOTICES. Any notice required by the provisions of this Article IV to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Company.

                                       V.

        For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

        A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the



                                      15.

whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

        B.     BOARD OF DIRECTORS.

               1. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

               2. Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        C.     VACANCIES.

               1. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

               2. If at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the



                                      16.

directors chosen by the directors then in offices as aforesaid, which election shall be governed by Section 211 of the DGCL.

        D. Subject to paragraph (h) of Section 42 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the corporation entitled to vote. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

        E. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

        F. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent of stockholders in accordance with the Bylaws prior to the closing of the Initial Public Offering and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

        G. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

                                      VI.

        A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

        B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VII.

        A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this
Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

        B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.

                                     * * * *



                                      17.

        FOUR: This Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

        FIVE: This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and a majority of the stockholders of the Corporation.



                                      18.

        IN WITNESS WHEREOF, THE LIGHTSPAN PARTNERSHIP, INC. has caused this Restated Certificate of Incorporation to be signed by its Chief Executive Officer in San Diego, California this ____ day of _______ 2000.

                                        THE LIGHTSPAN PARTNERSHIP, INC.



                                        ________________________________________
                                          JOHN T. KERNAN,
                                          Chief Executive Officer



                                      19.